Exhibit 10.1

EXECUTION VERSION

April 14, 2011

Robert A. Contreras

c/o Deerfield Capital Management LLC

6250 North River Road, 12th Floor

Rosemont, Illinois 60018

RE: Retention Agreement

Dear Robert:

Due to your valuable contribution to Deerfield Capital Management LLC (the “Company”), management and the board of directors of Deerfield Capital Corp. (“DFR”) have decided to include you and a limited number of other employees in a retention program to provide you with certain assurances regarding your cash compensation. In accordance with the foregoing, provided that the closing date of the merger contemplated by the Agreement and Plan of Merger of DFR with CIFC dated December 21, 2010 (“Closing Date”) occurs by April 30, 2011, the Company hereby guarantees the following:

1.                                       Your base salary will be no less than $300,000 per annum, shall not be reduced through December 31, 2011 and will be paid in cash pursuant to the Company’s standard payroll policies and procedures;

2.                                       The Company will pay you a total bonus relating to the Company’s 2011 fiscal year of no less than $325,000 (your “Guaranteed Minimum Retention Bonus”) in cash in accordance with the following payment schedule.  If you remain continuously employed by the Company through August 31, 2011, you shall be entitled to receive $216,000 of your Guaranteed Minimum Retention Bonus, $125,000 of which will be payable as soon as reasonably practicable following August 31, 2011 and $91,000 of which will be payable on January 3, 2012, in each case in cash and in accordance with the Company’s standard bonus payment policies.  If you remain continuously employed by the Company through December 31, 2011, the remaining $109,000 of your Guaranteed Minimum Retention Bonus shall be payable as soon as reasonably practicable following January 1, 2012, in cash and in accordance with the Company’s standard bonus payment policies; and

3.                                       If your employment with the Company is terminated without “Cause” (as defined in Appendix A) prior to the payment of your Guaranteed Minimum Retention Bonus as set forth in paragraph 2 above, you will receive, in cash and to the extent not theretofore paid, (i) your Guaranteed Minimum Retention Bonus pursuant to the payment schedule specified in paragraph 2 above, and (ii) your base salary through December 31, 2011 within 10 days of your termination date.

Notwithstanding the foregoing, beginning on August 31, 2011 and for a period of 10 days thereafter, either (i) you may resign, or (ii) the Company may terminate your employment for any reason.  If either you or the Company exercise this option, you will forfeit your right to the payments described in paragraph 3 (except for any earned but unpaid amounts of your Guaranteed Minimum Retention Bonus); however, you would be eligible to receive the severance amounts described in the following paragraph upon such resignation or termination of employment.  Written notice must be given to the other party at least 30 days prior to exercising the option.

This agreement shall cease to be effective if the Closing Date has not occurred by April 30, 2011.  The payments set forth in paragraphs 1 through 3 above will be subject to standard payroll withholding. You shall continue to be employed with the Company on an at-will basis during and after the periods contemplated by this agreement. You shall continue to be eligible to receive severance payments from the Company in accordance with the Company’s Severance Policy for employees whose employment is terminated without cause, in accordance with such program’s terms as in effect on the Closing Date.

Your full-time place of employment shall be Chicago, IL, although the parties shall discuss in good faith a possible relocation to New York City, NY by January 15, 2012, unless you and the Company mutually agree in writing to delay this date.  You will be eligible to participate in the Company’s relocation expense reimbursement policy in accordance with the policy’s terms as in effect on the date of your relocation.  The Company shall notify you of the terms of your relocation package no later than July 15, 2011.  In addition, your employment agreement with the Company dated June 30, 2010 shall terminate and its terms shall cease to be effective immediately upon the effective date of this agreement, except for the terms in sections 4 through 7 of your employment agreement.

Your position and duties shall remain as follows:

Position. You will be employed by the Company, on a full-time basis, as its General Counsel and Managing Director and shall serve as General Counsel and Secretary of DFR.

Duties and Responsibilities. You shall devote your full time, business skills and attention to the performance of your duties, and shall be available during normal business hours and at such times as may otherwise be reasonably required. You shall use your best efforts, expertise and knowledge to preserve, develop and maintain the interests of the Company, DFR and each affiliate of the Company and DFR. Your duties shall include the customary duties of a general counsel, and working with other employees of the Company, D&C, DFR and their affiliates in a professional, cooperative and efficient manner and such other duties as may from time to time be assigned by the Company or DFR; provided they are generally consistent with your skills and level of responsibility within the organization. You shall maintain all regulatory licenses and registrations necessary to the performance of your duties hereunder.

This agreement is binding upon the Company and its successors and assigns. You agree not to discuss or disclose any of the terms of this agreement, except with or to your immediate family, attorney, financial advisor or tax preparer or as required by law. This agreement is not an agreement of employment, and confers on you only those rights expressly granted herein.

Thank you for your loyalty and hard work, and we look forward to building the business together.

Sincerely,

Deerfield Capital Management LLC

/s/ Peter Gleysteen
Name: Peter Gleysteen
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ Robert A. Contreras
Name: Robert A. Contreras
Date: April 14, 2011

Appendix A

For purposes of this agreement, “Cause” means:

(1) Your breach of any material provision of your employment agreement, if applicable;

(2) Your commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud;

(3) Any failure by you to substantially comply with any written rule, regulation, policy or procedure of the Company, DFR or any affiliate thereof applicable to you, which noncompliance could reasonably be expected to have a material adverse effect on the business of the Company, DFR or any such affiliate;

(4) Any failure by you to comply with the Company’s, DFR’s or any affiliate’s policies with respect to insider trading applicable to you;

(5) Any willful material misrepresentation at any time by you to any member of the board of directors or any director or superior executive officer of the Company, DFR or any of their affiliates;

(6) Your willful failure or refusal to comply with any of your material obligations hereunder or a reasonable and lawful instruction of a board of directors or the person to whom you report; or

(7) The commission of any act of fraud or gross negligence in the course of your employment hereunder or any other action by you, in either case that is determined to be materially detrimental to the Company, DFR or any of their affiliates (which determination, in the case of gross negligence or such other action, shall be made by the DFR board of directors in its reasonable discretion); provided that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (1) or (3) that is capable of being cured shall not constitute Cause hereunder unless and until you, after written notice from the Company or DFR to you specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the DFR board of directors within 10 business days after such notice.